                                                                   EXHIBIT 10.20

                                 ADDENDUM NO. 1

                        TENNESSEE BEHAVIORAL HEALTH, INC.
                               PROVIDER AGREEMENT

PAYOR PLAN:  The TennCare Partners Program

PLAN CONTRACT: Agreement for Behavioral Health Services to Enrollees under The TennCare Partners Program between TBH and the Tennessee Department of Mental Health and Mental Retardation.

EFFECTIVE DATE: This Addendum shall become effective as of the later of (i) the date the Plan Contract between the State and TBH referenced above becomes effective or (ii) the date this ADDENDUM NO. 1 is executed by the parties.

COVERED SERVICES: All services described in Attachment I.

PRIOR AUTHORIZATION REQUIREMENTS: All Designated Covered Services require Prior Authorization with the exception of Emergency Care or care rendered by Providers to their assigned enrollees at their discretion. Emergency Care is not subject to Prior Authorization; however, Provider is required to give notice to TBH within twenty-four (24) hours after the provision of Emergency Care or any Referral for Emergency Care. Once the Enrollee has been stabilized, any subsequent care is subject to Prior Authorization requirements.

ENROLLEE ASSIGNMENT: Each enrollee will be assigned to a provider by TBH.

COMPENSATION: TBH shall compensate Provider for providing
Medically/Psychologically Necessary Designated Covered Services to Enrollees of the above-referenced plan as follows:

         As described in Attachment I.

COPAYMENT: In accordance with terms of Payor Plan.

WITHHOLDS: TBH reserves the right to institute withholds for any Participating Provider failing to meet performance standards as outlined by TBH Policies, TBH Procedures, TennCare, or any other regulatory or government body associated with the administration of the TennCare Program.

ISSUE RESOLUTION: To the extent not specifically addressed by the terms of this Addendum, all compensation issues shall be resolved in accordance with TBH Policies and TBH Procedures.

SPECIAL TERMS, CONDITIONS OR OBLIGATIONS: The following terms, conditions, covenant and obligations shall, apply to TBH or Provider, as appropriate, notwithstanding any terms or conditions of the Agreement to the contrary.



                                     A1-1

         1. DEFINITIONS. To the extent the Plan Contract contains definitions of terms identical, similar or comparable to the terms defined in Article I of the Agreement, the definition in the Plan Contract shall control the meaning of such terms. References to the State shall mean the Tennessee Department of Mental Health and Mental Retardation and, where appropriate, the Bureau of TennCare, Tennessee Department of Finance and Administration and the Tennessee Department of Commerce and Insurance. The term "MCO" refers to each managed care organization that has entered into a Risk Agreement with the State for the provision of certain health care services to TennCare enrollees.

         2. THIRD PARTY BENEFICIARY. Enrollees are the intended third party beneficiary of the Plan Contract and this Agreement and, as such, are entitled to remedies accorded to third party beneficiaries under the laws of the State.

         3. CASE MANAGEMENT. If Provider is designated as a Case Manager, Provider shall not only perform the functions described in Article IV of the Agreement, but will also assist and cooperate with State and TBH in performing case management functions under the Plan Contract.

         4. LABORATORY TESTING. If Provider is to provide laboratory testing as a Designated Covered Service, all laboratory testing sites utilized to provide such services must have either a Clinical Laboratory Improvement Act (CLIA) Certificate of Waiver or a Certificate of Registration along with a CLIA identification number. Those laboratories with a Certificate of Waiver may provide only the types of tests permitted under the terms of the waiver.

         5. COORDINATION OF BENEFITS. TBH shall be the Payor of last resort for Designated Covered Services. TBH shall be entitled to full subrogation rights and shall be responsible for determining the legal liability of third parties to pay for Designated Covered Services and to recover any such amounts from the third party. If TBH has determined that third party liability exists for part or all of Designated Covered Services provided to an Enrollee, and the third party will make payment to Provider in a reasonable time, TBH may pay Provider only the amount, if any, by which the Provider's Clean Claim exceeds the amount of third party liability, or TBH may pay the full amount due Provider under this Agreement and assume full responsibility for collection from such third party. TBH shall not withhold payment to Provider if third party liability or the amount of liability cannot be determined or payment will not be made to Provider within a reasonable time. Provider shall make such assignment and pay over such amounts to TBH as shall be required by this paragraph or any applicable provision of TBH Policies or TBH Procedures.

         6. PROVIDER WARRANTIES. Provider warrants that Provider has not been excluded from participation in the Medicare or Medicaid programs pursuant to Sections 1128 or 1156 of the Social Security Act and is in good standing with TennCare.

         7. MAINTENANCE OF RECORDS. Medical health and behavioral records of Enrollees and all related administrative records shall be maintained under
Section 2.12.2 of the Agreement for five (5) years after termination of the Agreement and further if the records are under review or audit until the review or audit is complete. Prior approval for the disposition of records must be requested from the State.

         8. CLAIMS SUBMISSION. The time period for the submission of claims under Section 2.19 of the Agreement shall bc no less than one hundred twenty
(120), and no more than one hundred eighty (180), calendar days from the date of rendering services rather than (60) days.


                                      A1-2

         9. INDEMNIFICATION. At all times during the term of this Agreement, Provider shall indemnify and hold harmless the State as well as its officers, agents and employees (hereinafter the "Indemnified Parties") from all claims, losses or suits incurred by or brought against the Indemnified Parties as a result of failure of Provider to comply with the terms of this Agreement or the Plan Contract.

         10. COMPLIANCE WITH LAWS. TBH and Provider agree to recognize and abide by all State and federal laws, regulations and guidelines applicable to TennCare, including The TennCare Partners Program, and the Plan Contract.

         11. INCORPORATION OF LEGAL OR CONTRACT REQUIREMENTS. The parties hereby incorporate by reference all applicable federal and State laws or regulations and agree that revisions of such laws or regulations shall automatically be incorporated into this Addendum as they became effective. In the event the changes in this Agreement or this Addendum as a result of revision in applicable federal or State laws materially affect the position of either party, TBH and Provider agree to negotiate such further amendments as may be necessary to correct any inequities.

         12. SPECIAL TERMINATION PROVISIONS. In the event of a termination of the Parties' obligations pursuant to Article VI with respect to this Addendum, Provider shall immediately make available to the State, or its designated representative, in usable form, any or all records, whether medical or financial, related to the Provider's activities undertaken pursuant to this Agreement with respect to this Addendum No. 1. Provision of such records shall be at no expense to the State.

         13. OTHER CONTRACTS. Provider is required to accept compensation for Designated Covered Services provided under this Agreement as set forth above, but shall not be required to accept TennCare reimbursement amounts for services to Enrollees who are covered under any other Plan Contract.

         14. QUALITY COMPLIANCE. In addition to all other requirements of this Agreement, Provider must adhere to the quality of care monitors required by the terms of the Plan Contract.

         15. ARBITRATION. The State shall have no involvement in arbitration under Section 8.2 of the Agreement except to (i) enforce Section 8.2, (ii) approve the arbitration procedure proposed by TBH and (iii) to voluntarily intervene if the State deems intervention to be in the best interest of TennCare; provided, however, that the State shall not be bound by said arbitration. If at any time, the State decides that a particular dispute should be in a court of competent jurisdiction, the State shall notify the parties to the dispute of its decision to refer the dispute to a court of competent jurisdiction and said arbitration process shall cease and the dispute shall be heard in said court. The only exception to the arbitration process shall be resolution of the cost of Emergency Care and providers of services under TENN. CODE ANN. Section 33-2-601. The cost of establishing any arbitration procedure shall be borne by TBH. If a dispute between the parties involving a claim submitted by Provider to TBH is not resolved prior to entry of a final decision by the arbitrator(s), then the prevailing party at the arbitration shall be entitled to award of reasonable attorneys' fees and expenses from the non-prevailing Party. Reasonable attorneys' fees means the number of hours reasonably expended on the dispute multiplied by a reasonable hourly rate but shall not exceed ten percent (10%) of the total monetary amount in dispute or $500.00, whichever amount is greater.

         16. COORDINATION OF HEALTH CARE SERVICES. To the extent and in the manner required by the terms of the Plan Contract, Provider will cooperate with each MCO and the primary care providers under contract with or employed by such MCO who provide medical services, to Enrollees in an effort to (i) coordinate and integrate health care services provided to each Enrollee by such providers and Provider, (ii) help ensure the appropriateness of all health care services provided to the Enrollee and (iii) help ensure that such health care services are. provided in a manner that allows the most efficient use of resources and the achievement of quality health outcomes.



                                      A1-3

         17. AMENDMENT TO ADDENDUM. Notwithstanding the provision of Article XII to this Agreement, in the event this Agreement and Addendum No. 1 are executed by the parties prior to execution of the Plan Contract, this Addendum No. 1 shall automatically be amended to conform to the requirements of the Plan Contract and the State under The TennCare Partners Program. Any amendments required after execution of the Plan Contract shall, be made in accordance with the provisions of Article XIII of the Agreement. The terms of any amendment that becomes effective by reason of the first sentence of this Paragraph shall be provided to Provider by TBH within thirty (30) days after execution of the Plan Contract by TBH and the State.

         18. ASSIGNMENT TO STATE. TBH shall have the right to assign to the State its rights and delegate its duties and responsibilities under this Agreement with respect to the Payor Plan and Plan Contract described in this Addendum to the extent required by the terms of the Plan Contract.



                                      A1-4

         IN WITNESS WHEREOF, the parties have executed this Addendum No. 1 in multiple counterparts (including the use of counterpart signature pages if necessary) as of the dates set forth below each party's signature.

                                  TBH:

                                  TENNESSEE BEHAVIROAL HEALTH, INC.



                                  By:  /s/ Rocky Davis
                                  ----------------------------------------------
                                  Title:  Chief Executive Officer
                                  Date:  December 4, 1995

                                  PROVIDER:

                                  IF AN ENTITY:

                                  /s/ Pam Womack, President
                                  ----------------------------------------------
                                  TENNESSEE MENTAL HEALTH COOPERATIVE



                                  By:
                                      ------------------------------------------

                                  Title:
                                         ---------------------------------------

                                  Date:  December 4, 1995

                                  IF AN INDIVIDUAL:


                                  ----------------------------------------------
                                               Type or Print Name


                                  ----------------------------------------------
                                              Type or Print Name



                                  Date:
                                        ----------------------------------------



                                      A1-5

                               [EXHIBITS EXCLUDED]


                                      A1-6